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EXHIBIT 11.1
QUANTUM CORPORATION

COMPUTATION OF NET INCOME PER SHARE
(In thousands except per share data)


                                                            Three Months Ended
                                                          July 2,      July 3,
                                                             1995         1994

PRIMARY
  Weighted average number of common shares
    during the period                                      47,954       44,749
  Incremental common shares attributable to
    exercise of outstanding options                         3,758        2,106

  Total shares                                             51,712       46,855

  Net income                                              $12,942      $58,241

  Net income per share                                      $0.25        $1.24


FULLY DILUTED
  Weighted average number of common shares
     during the period                                     47,954       44,749
  Incremental common shares attributable to
    exercise of outstanding options and
    conversion of 6 3/8% convertible
     subordinated debentures                               14,285       13,814

  Total shares                                             62,239       58,563

  Net income:
    Net income                                            $12,942      $58,241
    Add 6 3/8% convertible subordinated
      debentures interest, net of income
      tax effect                                            1,837        2,093

  Net income, as adjusted                                 $14,779      $60,334

  Net income per share                                      $0.24        $1.03